UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 4, 2007
INTERWOVEN, INC.
(Exact name of Registrant as Specified in its Charter)

Delaware	000-27389	77-0523543

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

160 East Tasman Drive, San Jose, CA		95134

(Address of principal executive offices)		(Zip Code)
(408) 774-2000
(Registrant’s telephone number, including area code)
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.4225)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13-3-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
          On September 4, 2007, Interwoven, Inc. (the “Company”) entered into letter agreements with Scipio M. Carnecchia, the Company’s President, and John E. Calonico, Jr., the Company’s Chief Financial Officer, Senior Vice President and Secretary. These agreements provide that if the executive officer is terminated for reasons other than Cause (as defined below) or terminates his employment with the Company within twelve months after the occurrence of Good Reason (as defined below), then he will be entitled to receive certain compensation including severance payments, health benefits and acceleration of vesting of equity compensation awards.
          The amount of severance payments under the letter agreements will be equal to the sum of (a) nine months of the executive officer’s salary at the time of termination (or, if greater, his salary as of the date of the agreement) and (b) 75% of his on-target bonus amount in effect for the year in which he is terminated, plus any earned but unpaid bonus for any prior year to the extent previously accrued by the Company. The Company has also agreed to provide continued group medical coverage through the Consolidated Omnibus Budget Reconciliation Act of 1995 to the executive officer and his dependents for up to nine months at the Company’s expense. In addition, the agreements provide that each stock option granted and restricted stock unit awarded to the executive officer after October 1, 2005 will immediately vest (and any sale and transfer restrictions will immediately lapse) as to the number of shares that would have vested (or as to which sale and transfer restrictions would have lapsed) nine months following the date of his termination had he remained employed with the Company through that date.
          The letter agreements also provide that if we sell all or substantially all of the assets of the Company or an entity acquires the Company by means of consolidation, corporate reorganization or merger, or other transaction or series of related transactions in which more than 50% of the outstanding voting power of the Company is transferred, and the executive officer is terminated without Cause in connection with or following the transaction (collectively, a “Change in Control”), then he will be entitled to receive the same benefits described above, except the stock options granted and restricted stock units awarded after October 1, 2005 will immediately vest (and any sale and transfer restrictions will immediately lapse) as to the greater of (a) 50% of the number of any unvested shares subject to such options or restricted stock units at the closing of the Change in Control transaction or (b) the number of shares that would have vested had the termination for Cause not involved a Change in Control.
          Each executive officer’s entitlement to these severance payments is conditioned upon him providing the Company and its affiliates a general liability release and waiver of claims and, in the case of a Change in Control, him providing with certain transitional services to the Company.
          Except as described below, the term “Cause” means (i) intentionally engaging in unfair competition with the Company or committing an act of embezzlement, fraud or theft with respect to the property of the Company in a manner causing material loss, damage or injury to or otherwise materially endangering the property, reputation or employees of the Company; (ii) being found guilty of or have pled nolo contendere to the commission of a felony offense; or (iii) willfully and continually failing to substantially perform the executive officer’s duties with the Company following notice from the Company and an opportunity to discuss and cure such failure to perform.
          For purposes of determining severance benefits in connection with a Change in Control, “Cause” means (i) willfully engaging in gross misconduct that is materially and demonstrably injurious to the Company; (ii) willful act or acts of dishonesty undertaken by the executive officer and intended to result in his substantial gain or personal enrichment at the expense of the Company; or (iii) willful and continued failure to substantially perform the executive officer’s duties with the Company (other than incapacity due to physical or mental illness) following notice from the Company and an opportunity to cure such failure to perform. In addition, the termination of employment by the executive officer within 30 days after the effective date of a reduction in his annual base salary or annual total on-target earnings as in effect immediately prior to the Change in Control, will also constitute termination of the executive officer without “Cause.”
          The term “Good Reason” means, in each case without the executive officer’s consent or waiver and with notice to the Company and an opportunity for it to cure the situation giving rise to any of the following circumstances, (i) a material diminution of the executive officer’s duties, responsibilities or authority; (ii) removal of the executive officer from his current position as President or Chief Financial Officer, as the case may be; or (iii) a reduction in annual base salary or in annual total on-target earnings (base salary and target bonus compensation).

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERWOVEN, INC.
Date: September 7, 2007	By:	/s/ John E. Calonico, Jr.
John E. Calonico, Jr.
Senior Vice President and Chief Financial Officer